EXHIBIT 23.4

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the inclusion in the current report on Form 8-K of Entertainment Properties Trust ("EPR") of our reports dated March 1, 2004, relating to the audited historical statements of revenues and certain operating expenses of Courtney Square Limited Partnership, Oakville Centrum Limited
Partnership, Whitby Centrum Limited Partnership and Kanata Centrum Limited Partnership for the year ended December 31, 2003 and to the incorporation by reference to those reports in the registration statement on Form S-3 of EPR for the registration for resale by the selling shareholders of 857,145 common shares of beneficial interest and in the reports filed by EPR under the Securities Exchange Act of 1934, and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ BDO Dunwoody LLP
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BDO Dunwoody LLP

September 21, 2004